Exhibit 99.3b
GMAC
Commercial Mortgage
550 California Street, 12th Floor
San Francisco, CA 94104
Tel. 415 835 9200
Fax 415 391 2949

Greenwich Capital Commercial Funding Corporation

Series GCCFC 2003-C1

Annual Statement as to Compliance

For Period of June 27, 2003 through December 31, 2003

Pursuant to Section 3.13 of the Pooling and Servicing Agreement, I attest that:
  A review of the activities of GMAC Commercial Mortgage as Special Servicer during June 27, 2003 through December 31, 2003, and of its performance under this Agreement, has been made under my supervision.
  To the best of my knowledge, based on such review, GMAC Commercial Mortgage has fulfilled all of its obligations under this agreement throughout such year.
  To the best of my knowledge GMAC Commercial Mortgage as Special Servicer, has maintained an effective internal control system relating to its servicing of the Mortgage Loans serviced by it and has fulfilled in all material respects its obligations under this Agreement throughout such period.
  GMAC Commercial Mortgage as Special Servicer has received no notice regarding qualifications, or challenging the status, of either REMICI or the REMICII as a REMIC from the Internal Revenue Service or any other governmental agency or body.

By: Michele Heisler	Date: 3/16/04
Michele Heisler
Vice President, GMAC Commercial Mortgage Corporation